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                                                                    Exhibit 10.8

        CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A
               REQUEST FOR CONFIDENTIAL TREATMENT. THE NON-PUBLIC
                INFORMATION HAS BEEN FILED WITH THE COMMISSION.


LICENSE AGREEMENT

between

Bayer AG
D-51368 Leverkusen
Germany
- hereinafter referred to as "Bayer" -

and

Memory Pharmaceuticals Corporation
100 Philips Parkway
Montvale, New Jersey  07645
U.S.A.

- hereinafter referred to as "Memory" -

RECITALS

1. Bayer has disclosed and transferred to Memory confidential information and a sample of Bayer's compound Bay z 4406 under the provisions of a Secrecy Agreement dated August 6, 1998, as extended by Agreement dated July 2, 1999 (the "Secrecy Agreement"), and a Confidentiality and Non-Use Agreement dated July 6, 1999 as extended by Agreement dated June 30, 2000, and as modified by an Agreement dated May 23, 2000 (the "Confidentiality Agreement").

2. Memory has evaluated such Bayer compound, the patent rights and know how related thereto, and has been granted by Bayer an exclusive evaluation period under an Agreement dated May 23, 2000, amended by a Letter Agreement dated November 21, 2000.

3. Memory has informed Bayer in writing that it elects to acquire an exclusive license from Bayer pursuant to the provisions of the Agreement of May 23, 2000 and its amendment of November 21, 2000.

Now, therefore, in consideration of the mutual set forth in this License Agreement, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

1.1. "Additional Component" shall mean a component which is diagnostically useable or therapeutically active alone or in a combination which does not require Compound, and such component does not contain Compound.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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 1.2.    "Affiliate" shall mean a corporation or other legal entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, "control" means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation.

1.3. "Combination Product(s)" shall mean a Finished Product that includes the Compound and at least one Additional Component.

1.4. "Compound" shall mean the Bayer compound having the code no. Bay z 4406, which is (+)-3-isopropyl 5-(2-methoxyethyl)
         4-(2-chloro-3-cyanophenyl)-2,6-dimethyl-1,4-dihydro-3,
         5-pyridinedicarboxylate.

1.5. "Distributor" shall mean any business entity which has the right to distribute Finished Products within a country.

1.6. "Finished Product" shall mean any and all pharmaceutical preparations which are in a form ready for use by an end user without further formulation, processing or chemical transformation, which contain Compound.

1.7. "Field" shall mean the treatment of human peripheral and central nervous system related disorders.

1.8. "First Commercial Sale" shall mean the initial transfer of a Finished Product for value and not for demonstration, testing or promotional purposes.

1.9. "Know How" shall mean any and all manufacturing information, technical information, testing and analytic methods, results, data and specifications or know-how which Bayer owns or has rights to include in the license grant in Article 2 hereof pertaining to Compound, Finished Product and Field.

1.10. "IND" shall mean the application for an Investigative New Drug in the United States or a foreign equivalent thereof.

1.11. "Listed Country" shall mean the United States of America, Japan, Germany, France, Italy, United Kingdom, Canada, Mexico, Spain, The Netherlands, Belgium or Luxembourg.

1.12. "Major Country" shall mean the United States of America, Japan, Germany, France, Italy or the United Kingdom.

1.13. "NDA" shall mean a New Drug Application in the United States to obtain an approval to market and sell Finished Product, or a foreign equivalent thereof.

1.14. "Net Sales" shall mean the total gross sales (number of units shipped times the invoiced price per unit) of Finished Product, or, if applicable, Combination Product sold by Memory and/or a Sublicensee and/or a Distributor to Third Parties less certain deductions explained below, but only to the extent that such deductions are borne by Memory and/or a Sublicensee and not separately invoiced, and are related to Finished Product sold under the terms of this Agreement:

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

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         a)       Allowances actually granted to Third Party customers such as ordinary and customary trade discounts, quantity discounts, cash discounts, rebates (including rebates to social and welfare systems), and sales commissions but together not more than [*]% of gross sales. Notwithstanding the foregoing, in the event that the requested allowances are higher than [*]% of the gross sales in an individual country, Memory shall be entitled to deduct from the gross sales more than [*]%, if Memory produces evidence and informs Bayer respectively in writing that the sum of the deductions as set forth herein before is more than [*] %; provided, however, that such allowances are granted in the ordinary course of business and consistent with the business practices in the pharmaceutical industry.

         b)       Government mandated rebates.

         c) Taxes and governmental charges, other than income tax. This deduction includes import duties, excise taxes, tariffs, use taxes, etc., which are imposed on Finished Product and borne by the seller of Finished Product.

         d) Credits and/or allowances actually given for rejection, return or recall of previously sold Finished Product, but not in excess of the original selling price of the Finished Product rejected, returned or recalled.

         e) Outbound transportation and delivery charges (including insurance premiums related to transportation and delivery) prepaid or allowed.

         Notwithstanding anything herein to the contrary, the following shall not be considered a sale of a Finished Product, or, if applicable, Combination Product under this Agreement: (i) the transfer of a Finished Product, or, if applicable, Combination Product to a Sublicensee or a Distributor for sale by the Sublicensee or the Distributor in a transaction that will be royalty bearing, regardless of whether there is an internal transfer price associated with the transfer; or (ii) the transfer of a Finished Product, or, if applicable, Combination Product to a Third Party, an Affiliate of Memory or a Sublicensee without consideration or for nominal consideration to Memory and/or the Sublicensee in connection with the development or testing of a Finished Product. For purposes of clarification, in the event of any Net Sales generated by Memory directly via an unaffiliated wholesaler of Finished Product or, if applicable, Combination Product and not through a Sublicensee, "Net Sales" shall mean, and royalties shall be calculated based upon, the Net Sales of Memory to the wholesalers and not the sales of Finished Product or, if applicable, Combination Product by the wholesaler to its customers.

1.15. "Patent Rights" shall mean (a) Bayer's patents and patent applications as specified in Annex A which is an integral part of this Agreement, including any patents issuing from such patent applications; (b) any divisional applications, continuation applications, continuation in part applications or substitutes, reissues, reexaminations, renewals or the like related to the patents and patent applications listed in Annex A; (c) claims of continuation in part applications and patent applications, and patents issued therefrom, to the extent the claims are directed to the subject matter specifically described in the patent rights described in (a) and (b) above and (d) below; and (d) all patent rights referred to in Art. 2.3 below.

1.16. "Royalty Period" shall mean the calendar quarter, or partial calendar quarter, commencing with the First Commercial Sale of any Licensed Product, and each calendar quarter thereafter until the obligation to pay royalties expires.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

1.17. "Sublicensee" shall mean a Memory Affiliate or a Third Party; provided that such Affiliate or Third Party has received certain sublicense rights from Memory as set forth in Art. 2.6.

1.18. "Third Party" shall mean any third party except Memory, a Memory Affiliate, Bayer or a Bayer Affiliate.

ARTICLE 2 - GRANT OF RIGHTS

2.1. Subject to the terms and conditions set forth herein, Bayer hereby grants Memory a world-wide, exclusive, royalty-bearing non-transferable license under Patent Rights and Know How to manufacture, have manufactured, use and/or have used Compound in order to manufacture, have manufactured, use, offer for sale, have sold, import, export, register and/or market Finished Products within the Field.

2.2. Memory acknowledges that its rights under Patent Rights are limited to those expressly granted herein, and that Memory is expressly prohibited from selling, transferring or otherwise making available to Third Parties Compound and/or Finished Products for use outside the Field.

2.3. As far as Bayer owns or controls, at any time, patent rights not mentioned in Annex A, which claim Compound and/or its use in the Field, those patent rights shall be regarded as Patent Rights provided that manufacture sale or use of the Finished Product in the Field would infringe or violate those patent rights. The patent rights under this Art. 2.3 shall however not include any patent or patent application of Bayer claiming specific formulations possibly useful for Compound.

2.4. Except as otherwise provided herein, the right, title and interest in the Patent Rights are affected by the license pursuant to Art. 2.1 only to the extent as such Patent Rights are claiming Compound and its use within the Field.

2.5. Bayer hereby grants to Memory an option to acquire a non-exclusive, world-wide, non-transferable license pursuant to the terms set forth in this Agreement (i) under Bayer's rights belonging to the patent families of US-5,707,655 and/or US-5,900,425 in relation to controlled release formulations disclosed in such patent families and developed by Bayer for its Nimodipin(R) product, and, if applicable, (ii) under corresponding Bayer know-how; provided, however, that Memory may exercise such option and use such rights only for the manufacture, sale and use of Finished Products within the Field. No additional consideration shall be payable by Memory to Bayer upon exercise of such option. The option granted to Memory under this Art.
         2.5 will automatically expire, if Memory does not exercise this option in writing before the end of the first clinical phase II trials during the development of the Finished Product in the Field.

2.6. Memory shall have the right to grant sublicenses under the licenses and rights granted by Bayer to Memory under this Art. 2; provided, however, that Memory shall continue to be responsible for all obligations of Memory set forth in this License Agreement.

ARTICLE 3 - DEVELOPMENT AND MARKETING

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

3.1. In consideration of the rights granted to Memory under this Agreement, Memory shall use commercially reasonable efforts (i) to develop (through research, development, marketing and/or sublicensing activities, either alone or in collaboration with Third Parties) Finished Products, and (ii) to register and market (either alone and/or in collaboration with Third Parties) Finished Products in the United States, Japan and in four countries of the European Union which Memory shall select from the group consisting of Germany, France, United Kingdom, Italy and Spain.

3.2. Neither Bayer nor a Bayer Affiliate shall have any obligation to provide Memory, a Memory Affiliate and/or a Sublicensee with any service or assistance as to (i) the non-clinical and clinical development of Compound and Finished Products, and (ii) the registration and marketing of Finished Products. Memory is solely responsible, and is hereby authorized by Bayer to contact a Third Party contractor in order to establish an ongoing supply of Compound which Memory needs for the non-clinical and clinical development of Finished Products as well as for marketing purposes. Bayer does not have any obligation to supply Memory with Compound.

ARTICLE 4 - PAYMENTS, RECORDS AND REPORTS

4.1. In further consideration of the rights granted to Memory under this Agreement, Memory shall make the following payments to Bayer:

         (i) 0.25 Mio US $ (two hundred fifty thousand U.S. Dollars) within 30 (thirty) days following the effective date of this Agreement;

         (ii) 0.75 Mio US $ (seven hundred fifty thousand U.S. Dollars) within 30 (thirty) days following the first IND approval;

         (iii) 1 Mio US $ (one million U.S. Dollars) within 30 (thirty) days following the start of the first clinical phase II;

         (iv) [*] US $ ([*] U.S. Dollars) within 30 (thirty) days following the [*]; (v) [*] US $ ([*] U.S. Dollars) within 30 (thirty) days following the [*]; provided that, if the [*], then this payment shall be due on the date that is the earlier of (a) 6
                 (six) months from the date of such [*], or (b) thirty (30) days following the [*]. If the payment described in this paragraph is made pursuant to (a) of this paragraph, then such payment shall bear interest from the date that is thirty (30) days following the [*] through the date of actual payment. Such interest shall be calculated based on the three (3) month LIBOR rate in effect on the business day immediately preceding the start of such thirty (30) day period, as reported in the Wall Street Journal.

         (vi) [*] US $ ([*] U.S. Dollars) within 60 (sixty) days following the [*]; provided that, if the [*], then this payment shall be due on the date that is the earlier of (a) 6 (six) months from the date of such [*], or (b) sixty (60) days following the [*]. If the payment described in this paragraph is made pursuant to
                 (a) of this paragraph, then such payment shall bear interest from the date that is sixty (60) days following the [*] through the date of actual payment. Such interests shall be calculated based on the three (3) month LIBOR rate in effect on the business day immediately preceding the start of such sixty (60) day period, as reported in the Wall Street Journal.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         (vii) a [*]% ([*] percent) royalty on the worldwide Net Sales proceeds received by Memory's Sublicensees, irrespective of the royalty rate(s) actually to be paid by Sublicensee(s) to Memory, if any;

         (viii) in the event that the worldwide royalties received by Memory from any of its Sublicensee(s) exceeds [*]% ([*] percent), then Memory will pay to Bayer an additional royalty of [*]% ([*] percent) of such amounts in excess of [*]% ([*] percent) [example: if royalties received from a Sublicensee are 12%, royalties to be paid to Bayer would be [*]% plus [*]% of the next [*]% ([*]%), resulting in a total royalty rate of [*]%].

4.2. In the event that Memory shall generate in any calendar year Net Sales of Finished Product directly or via a Distributor and not through a Sublicensee, Memory shall, in addition to the payments specified under Art. 4.1, pay to Bayer royalties based on such annual Net Sales as follows:

         - a [*] % ([*] percent) royalty on the worldwide Net Sales during such calendar year generated by Memory, if such Net Sales do not exceed [*] US $ ([*] US Dollars);

         - a [*]% ([*] percent) royalty on the entire worldwide Net Sales generated during such calendar year by Memory, if such Net Sales lie in a range from more than [*] US $ ([*] US Dollars) to [*] US $ ([*] US Dollars);

         - a [*] % ([*] percent) royalty on the entire worldwide Net Sales generated during such calendar year by Memory, if such Net Sales lie in a range from more than [*] US $ ([*] US Dollars) to [*] US $ ([*] US Dollars);

         - a [*] % ([*] percent) royalty on the entire worldwide Net Sales generated during such calendar year by Memory, if such Net Sales lie in a range from more than [*] US $ ([*] US Dollars) to [*] US $ ([*] US Dollars); or

         - a [*] % ([*] percent) royalty on the entire worldwide Net Sales generated by Memory, if such Net Sales exceed [*] US $ ([*] US Dollars).

4.3. Notwithstanding any other provision herein, in the event that Bayer does not have any Patent Rights affording patent protection relating to the manufacture, sale and use of Compound in a Listed Country, the royalties payable by Memory to Bayer with respect to Net Sales in such Listed Country shall be as follows:

         (i) if Memory generates any Net Sales directly or via a Distributor in one of the Listed Countries in which Bayer does not have any Patent Rights affording such patent protection, then the royalties payable by Memory to Bayer with respect to Net Sales in this Listed Country shall be reduced to [*]% ([*] percent) of the royalty rates defined in Art. 4.2 of this Agreement;

         (ii) if Net Sales are generated by any of Memory's Sublicensee(s) in one of the Listed Countries in which Bayer does not have any Patent Rights affording such patent protection, then the royalties payable by Memory to Bayer with respect to Net Sales in this Listed Country shall be reduced to [*]% ([*] percent); the royalty payments to be made by Memory according to Art. 4.1
                 (viii) of this Agreement, i.e. the royalties to be paid by Memory to Bayer if the royalties received by Memory from any of its

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                 Sublicensee(s) exceed [*]%, are however not affected by the provisions of this Art. 4.3 of this Agreement;

         (iii) if Bayer does not have any Patent Right affording such patent protection in a country which does not belong to the Listed Countries, then the royalty rates for that country shall not be reduced.

4.4. No multiple royalties shall be payable because any Finished Product, is covered by more than one Patent Right.

4.5. In the event that a Combination Product is sold, then Net Sales of the Combination Product shall be calculated using one of the following methods:

         (a) By multiplying the Net Sales of the Combination Product during the applicable royalty accounting period ("accounting period") by a fraction, the numerator of which is the average gross selling price in the Major Countries of the Finished Product, and the denominator of which is the average gross selling price in the Major Countries of the Combination Product, or

         (b) In the event that no such separate sales are made of the Finished Product or the Combination Product in the Major Countries during the applicable accounting period, Net Sales for purposes of determining royalties payable hereunder shall be subject of discussions between Memory and Bayer in good faith in order to identify a fair and reasonable arrangement. If the parties are unable to resolve a dispute arising from their discussion under this Art. 4.5(b) within 45 days, each party shall have the right to initiate the Dispute Resolution Procedure as set forth in Article. 8.8.

4.6. Memory agrees to pay Bayer, concurrently with the delivery of the report set forth in Article 4.8, royalties on aggregate Net Sales during the prior Royalty Period at the royalty rates specified in the Articles 4.1 - 4.5.

4.7. On each anniversary of the effective date of this Agreement, Memory shall deliver to Bayer a report containing the following information with respect to each Sublicensee to whom Memory has transferred rights during, the period since the last such report or, in the case of the first such period since the effective date of this Agreement:

         a) identification of the Sublicensee and the kind of rights granted to it;

         b) the financial terms and conditions of the Sublicense Agreement so far relevant to the provisions of the Articles 4.1 - 4.3.

4.8. Prior to the First Commercial Sale of a Finished Product, Memory agrees to provide biannual summary reports on the status of its research and development activities covered by the license granted herein. Commencing with the First Commercial Sale of a Finished Product in any country, within sixty (60) days after the conclusion of each Royalty Period Memory shall deliver to Bayer a report containing the following information:

         a) gross sales of Finished Products, in each country of sale, made by or on behalf of Memory and/or its Sublicensees during the applicable Royalty Period;

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         b) calculation of Net Sales for the applicable Royalty Period in each country of sale, together with the exchange rates used for conversion; and

         c) calculation of the amount payable to Bayer for the applicable Royalty Period.

         If no royalties or other payments are due to Bayer for any Royalty Period, the report shall so state. Concurrent with these reports, Memory shall remit to Bayer any payment due for the applicable Royalty Period. The method of payment shall be by check or wire transfer as directed from time to time by Bayer. All amounts payable to Bayer under this Article 4 will first be calculated in the currency of sale and then converted into U.S. dollars in accordance with Art. 4.9, and such amounts shall be paid without deduction of any withholding taxes, value-added taxes, or other charges applicable to such payments. All reports provided to Bayer hereunder shall be maintained in confidence by Bayer.

4.9. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency ("Other Currency") to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges. In the event that any Other Currency shall, at the time the applicable payment by Memory to Bayer is due, not be convertible into U.S. dollars and freely transferable by reason of any governmental regulation or any moratorium, embargo, banking restriction or other restriction, the obligation of Memory to make payment of such payment shall be suspended until such time a such Other Currency shall be convertible into U.S. dollars and freely transferable to the United States.

4.10. Memory shall maintain, and shall ensure that any Sublicensee shall maintain, complete and accurate records of Finished Products made, used, or sold under this Agreement and any amounts payable to Bayer in relation to such Finished Products, which records shall contain sufficient information to permit Bayer to confirm the accuracy of any reports delivered to Bayer. Memory and its Sublicensees shall retain such records relating to a given Royalty Period for at least five (5) years after the conclusion of that Royalty Period, during which time Bayer shall have the right, at its expense, to cause an independent certified public accountant (who shall be subject to confidentiality obligations) to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement; provided, however, that not more than one such audit shall be permitted during any twelve (12) month period. Such accountant shall not disclose to Bayer any information other than information relating to accuracy of reports and payments delivered under this Agreement and shall provide Memory with a copy of any report given to Bayer. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Article reveals an underpayment in such Royalty Period in excess of the greater of $[*] or [*] percent ([*] %) of the amount actually paid, Memory shall bear the full cost of such audit.

4.11. Any payments by Memory that are not paid on or before the date such payments are due under this Agreement shall bear interest at [*] percentage points above the base prime rate of interest most recently reported by The Wall Street Journal, calculated based on the number of days that payment is delinquent.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

5.1. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.

5.2. Bayer represents and warrants to Memory that, as of the effective date of this Agreement, it possesses the exclusive right, title, and interest in and to the Patent Rights and that it has the full legal right and power to enter into the obligations and grant the rights and licenses set forth in this Agreement. Bayer shall be responsible for and shall control the prosecution, grant and maintenance of all Patent Rights and shall, at Bayer's cost and expense, use reasonable efforts in order to prosecute and maintain such Patent Rights in good faith consistent with its customary patent policy and its reasonable business judgment, and shall in good faith consider the interests of Memory in so doing. Bayer will, upon request of Memory, provide Memory with information concerning the status of Patent Rights. In the event that Bayer recognizes that a patent protection in relation to a patent application mentioned in Annex A cannot be obtained, or that a granted patent is becoming nullified prior to its expiration, or that another event happens which might have an influence on the Patent Rights, Bayer shall inform Memory in writing without undue delay in reasonable time in advance of the event. If Bayer elects not to (i) file foreign or PCT applications claiming priority to a pending U.S. patent application within the one-year statutory period; (ii) continue prosecution of a patent application; or (iii) maintain any Patent Rights, Bayer shall so notify Memory in sufficient time for Memory to assume the filing, prosecution and/or maintenance of such application or patent in Bayer's name at Memory's expense; and thereafter Memory shall have the right (but not the obligation), at its expense and discretion, to file, prosecute or maintain any such applications or patents. Bayer agrees to execute, and agrees to use reasonable efforts to ensure that its employees shall execute, all documents necessary or useful for Memory to file, prosecute and/or cause the issuance of such applications. Memory shall have no further royalty or other obligations under this Agreement with respect to such patents or applications.

5.3. Bayer represents, warrants and covenants that (i) neither Bayer nor a Bayer Affiliate will manufacture, use, sell, have sold, import, export, develop, register or market the Compound, or any product containing Compound as its active ingredient, or license or otherwise permit any Third Party to do any of the foregoing, in any case whether within or outside the Field, during the term of this Agreement; and (ii) at the effective date of this Agreement, to Bayer's actual knowledge, there are no claims or demands of any person, firm, corporation or entity pertaining to Patent Rights, and no proceedings have been instituted or are pending or are threatened which challenge the right of Bayer to, or involve, the Patent Rights.

5.4      Nothing in this Agreement shall be construed as:

         a) a warranty or representation by Bayer as to the validity or scope of any patent included within the Patent Rights;

         b) a warranty or representation that the exploitation of the Patent Rights or the manufacture, use or sale of compound and/or Finished Products is or will be free from infringement of patents of third parties, or is or will be technically and/or economically feasible or useful;

         c) an obligation of either party to bring or prosecute actions or suits against Third Parties for infringement;

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         d) creating any agency, partnership, joint venture or similar relationship between Bayer and Memory; or

         e) conferring by implication, estoppel or otherwise any license, immunity or right under any patent of Bayer other than those specified in Article 2 of this Agreement.

 5.4.    a)      Each party promptly shall advise the other party of any
                 possible infringement of any of the Patent Rights pertaining to manufacture, sale and/or use of Compound by a Third Party of which such party becomes aware, and such party shall supply the other party with any evidence available pertaining to the possible infringement.

                 Memory shall have the first right (but not the obligation) to defend the Patent Rights with respect to the manufacture, sale and/or use rights for Compound against infringement or interference by any Third Party, in its own name and/or the name of Bayer, at Memory's own expense, including the bringing of any legal action for infringement or the defending of any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or interference. Memory may settle any such actions, solely at its own expense and through counsel of its selection; provided, however, that Bayer shall be entitled, in each such instance, to participate through counsel of its own selection, at its own expense, and any settlement that is reasonably likely to have an adverse effect on the manufacture, sale and/or use rights for Compound included in the Patent Rights shall not be entered into without Bayer's prior written consent (which consent shall not be unreasonably withheld or delayed). Bayer shall provide reasonable assistance to Memory, as requested, and Memory shall reimburse Bayer for its reasonable out-of-pocket expenses in connection with such requested assistance. Memory shall be entitled to retain any recovery obtained as a result of such action, whether by judgment, award, decree or settlement. In the event that Memory fails to initiate and prosecute or participate in such legal action within one hundred twenty
                 (120) days, Bayer shall have the right to initiate legal action, at its own expense, to uphold the Patents Rights against Third Parties. Memory shall provide reasonable assistance to Bayer as requested, and Bayer shall reimburse Memory for its reasonable out-of-pocket expenses in-connection with any such requested assistance. Bayer may settle any such actions, solely at its own expense and through counsel of its selection; provided, however, that Memory shall be entitled, in each such instance, to participate through counsel of its own selection, at its own expense, and any settlement that is reasonably likely to have an adverse effect on the manufacture, sale and/or use rights for Compound included in the Patent Rights shall not be entered without Memory's prior written consent (which consent shall not be unreasonably withheld or delayed). Memory shall provide reasonable assistance to Bayer as requested, and Bayer shall reimburse Memory for its reasonable out-of-pocket expenses in connection with any such requested assistance. Bayer shall be entitled to retain any recovery obtained as a result of such action, whether by judgment, award, decree or settlement.

         b) In any infringement suit which either party may institute to enforce the Patent Rights pertaining to the manufacture, sale and/or use rights for Compound, or in a suit for patent infringement which is brought by a Third Party against Memory, which Memory is required to defend, the other party hereto shall at the request and the expense of the party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

ARTICLE 6 - INDEMNIFICATION

6.1. Memory shall indemnify, defend, and hold harmless Bayer and its directors, officers, employees, managers, agents and representatives and their respective successors, heirs and assigns against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses) (collectively, "Losses") incurred by or imposed upon the foregoing indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments ("Claims") (i) concerning Compound, Finished Product, Combination Product, process or service that is made, used, sold or provided by Memory pursuant to any right or license granted under this Agreement and/or (ii) relating to or arising from any breach by Memory of any representation, warranty or covenant made by it in this Agreement.

6.2. Bayer shall indemnify, defend and hold harmless Memory and its respective directors, officers, employees, managers, agents and representatives, and their respective successors, heirs and assigns, from and against any and all Losses incurred by or imposed upon the foregoing indemnitees or any of them in connection with any Claims relating to or arising from any breach by Bayer of any representation, warranty or covenant made by it in this Agreement.

6.3. Any person or entity seeking indemnification under this Article 6 (collectively, the "Indemnified Parties") shall promptly give notice to the party required to provide indemnification hereunder (the "Indemnifying Party") with respect to any Claims as to which it asserts a right to indemnification, and within thirty (30) days thereafter, further notify Indemnifying Party of the details of such Claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the Indemnifying Party from any liability that it may have pursuant to the provisions of this Article 6 as long as the failure to give such notice within such time is not prejudicial to the Indemnifying Party. Notice to the Indemnifying Party for the purpose of this Article 6 shall include the filing of the service upon the Indemnifying Party of any legal action or any other form of actual notice. Bayer or Memory, as the case may be, may set off the amount of any Claim or Claims in respect of which such Indemnified Parties are entitled to indemnification hereunder against amounts otherwise due to the Memory or Bayer, as the case may be, hereunder. If the Indemnifying Party does not promptly and to the Indemnified Parties' satisfaction assume the defense of any Claim, the Indemnified Parties may do so at the Indemnifying Party's cost and expense. The Indemnifying Party may not compromise or settle any Claim without the prior written consent of the Indemnified Parties.

ARTICLE 7 - TERM AND TERMINATION

7.1. This Agreement shall commence upon being signed by both parties (the "Effective Date") and shall remain in effect until the expiration of the last to expire of the Patent Rights, unless earlier terminated as provided in this Article. The term for payment of royalties for each Finished Product and, if applicable, for each Combination Product shall commence with the First Commercial Sale and shall end on a country by country basis upon either (i) the date on which the last Patent Right in such country expires, or (ii) ten (10) years after the First Commercial Sale of the Finished Product and, if applicable, Combination Product in such country, whichever is longer.

7.2. In the event that Memory determines that it has a material scientific and/or technical problem relating to the development and/or regulatory approval of Compound or Finished Product in the

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

         Field, or a material economic and/or business problem relating to the development and/or regulatory approval and/or marketing of Compound or Finished Product in the Field, Memory may terminate this Agreement by giving 30 (thirty) days prior written notice thereof to Bayer, setting forth the specific reason(s) for termination in detail. Bayer will evaluate these reasons in good faith and in case that Bayer according to its sole decision does not accept these reasons, it shall so notify Memory in writing within forty five (45) days of its receipt of Memory's notice and Memory and Bayer shall then enter into the Dispute Resolution Procedure in accordance with the provisions of Art. 8.8; provided, however, that Memory shall not be obligated to enter into any arbitration. In the event that this Dispute Resolution Procedure fails Memory may terminate this Agreement immediately.

7.3. In the event that Memory fails to make timely payment of any amounts due to Bayer under this Agreement Bayer may terminate this Agreement upon thirty (30) days written notice to Memory, unless Memory pays all past-due amounts prior to the expiration of such thirty (30)-day notice period.

7.4. In the event that either party commits a material breach of any of its obligations under this Agreement, other than that stated in Art. 7.3, and such party fails to remedy that breach within ninety (90) days after receiving written notice thereof from the other party, that other party may immediately terminate this Agreement upon written notice to the breaching party.

7.5. Upon expiration of this Agreement pursuant to Art. 7.1, or upon termination of this Agreement by Memory pursuant to Art. 7.4, Memory shall have a fully paid up worldwide license under the terms set forth in Article 2 with respect to Memory's activities as to Compound and/or Finished Product subsequent to the date of expiration or any such termination.

7.6. Upon termination of this Agreement by Memory pursuant to Art. 7.2, all rights and licenses granted to Memory by Bayer under this Agreement shall terminate immediately. If Bayer is interested to proceed with the development and/or marketing of Finished Product, and to use the data and results obtained by Memory during the development, and/or the NDA approvals of Memory, the parties shall negotiate reasonable terms and conditions under which Bayer may use Memory's data and results and/or NDA approvals.

7.7. Upon termination of this Agreement by Bayer pursuant to Art. 7.3 or Art. 7.4, all rights and licenses granted to Memory by Bayer under this Agreement shall terminate immediately. If Bayer is interested to proceed with the development and/or marketing of Finished Product, Memory shall disclose to Bayer all data and results obtained by Memory during the development, and shall further transfer free of charge the right, title and interest in all such data and results, including inventions, to Bayer. If applicable, Memory shall also assign to Bayer its NDA approvals for Finished Products in all countries free of charge.

7.8. Memory agrees that, in the event that this Agreement is terminated pursuant to the terms, hereof, Memory shall so notify each Sublicensee within twenty (20) days of such termination.

7.9. The milestones payments and the royalty payments to be made by Memory under Art. 4 shall not be refunded following the expiration or termination of this Agreement. Any milestone payment and/or royalty payment shall however not become due if notice of termination was given by the party entitled to do so prior to the due date of any such payment.

7.10. The expiration or termination of this Agreement for any reason whatsoever shall be without prejudice to any obligations or rights on the part of either party which have accrued prior to such

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED
         termination, and shall not affect or prejudice any provision, of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after such termination.

7.11. Unless otherwise expressly provided herein, upon expiration or termination of this Agreement for any reason whatsoever, neither party shall be entitled to claim indemnification or compensation on any ground whatsoever, including but not limited to loss of investment, loss of profit, business goodwill etc. with respect to such expiration or termination to the exclusion of damages caused by willful misconduct or gross negligence of a party hereto.

7.12. Pending the conclusion of any Dispute Resolution Procedure or arbitration procedure pursuant to the terms hereof, the parties shall continue to perform their obligations hereunder to the extent not in dispute and no default hereunder shall be deemed to occur until such decision is rendered (whereupon any party determined to be in default hereunder shall have the benefit of any applicable grace and/or cure periods).

ARTICLE 8 - MISCELLANEOUS

8.1. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

         If to Memory:                                If to Bayer:

         Memory Pharmaceuticals Corp.                 Bayer AG
         100 Philips Parkway                          D-51368 Leverkusen
         Montvale, New Jersey 07645 / U.S.A.          Germany
         Attention:  Chief Executive Officer          International Cooperation
                                                      and Licensing
                                                      Building:  Q 30
                                                      (++49)-214-30 64840
         Facsimile:  (201) 802-7190

         Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section.

8.2. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

8.3. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to any of its Affiliates or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, with prompt written notice to the other party of any such assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

8.4. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

8.5. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate, only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

8.6. Neither party shall be responsible to the other for any failure of delay in performing any of its obligations under this Agreement or for other non-performance hereof if such delay or non-performance is caused by any circumstances unavoidable or beyond the reasonable control of a party such as, but not limited to, strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, act of God or of government or of the public enemy of a Party ("Force Majeure").

         However, the party affected by such Force Majeure shall use its best reasonable efforts to avoid, remove or remedy such circumstances. Either party temporarily excused from performance hereunder by such circumstances shall resume performance with utmost dispatch when such circumstances are removed or remedied. Either party claiming Force Majeure as an excuse for delay in performance shall give the other party written notice thereof without undue delay as a condition of its right to invoke Force Majeure.

8.7. The provisions of the Secrecy Agreement and the Confidentiality Agreement are not affected or modified by this Agreement and shall remain unchanged and in force. Notwithstanding the foregoing, the parties acknowledge and agree that Memory may contact third party contractors in order to establish an ongoing supply of the Compound or for other commercial purposes. In connection therewith, Memory may disclose Bayer's confidential information to such third party contractors for their use in connection therewith. As far as Memory is entitled to grant certain rights and licenses to its Affiliates and Third Parties under this Agreement, Memory may disclose Bayer's confidential information on a need to know basis to such Affiliates and Third Parties. Such Affiliates and Third Parties, including third party contractors, will however in any case in advance be bound to terms as stringent as provided under the Confidentiality Agreement.

8.8. The parties recognise that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish a procedure at the level of their executive officers (the "Dispute Resolution Procedure") to facilitate the resolution of disputes arising under this Agreement in an expedient manner by co-operation. To accomplish this objective, the parties agree to follow the procedure set forth herein, if and when the parties are unable to resolve a dispute within forty-five (45) days of being requested by a party to do so. The establishment of the Dispute Resolution Procedure shall not be used to override any right specifically given to a party, to take action or have final decision-making authority on any topic.

         If the parties are unable to resolve a dispute within forty-five (45) days of being requested by a Party to do so, either party may initiate the Dispute Resolution Procedure by written notice to the other. The respective executive officers designated below or their successors, shall then attempt to resolve the dispute by good faith negotiations within fifteen (15) days after such notice is received. Said designated officers are as follows:

                     [*] CONFIDENTIAL TREATMENT IS REQUESTED

                  For Bayer:       Head of Pharmaceuticals Business Group

                  For Memory:      Chief Executive Officer

         In the event that the designated executive officers are not able to resolve a dispute in accordance with the Dispute Resolution Procedure as set forth hereunder, either party may at any time after such fifteen
         (15) day period proceed with arbitration as provided hereinafter.

8.9. All disputes arising in connection with this Agreement shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by 3 (three) arbitrators appointed in accordance with said rules. The arbitration shall be held in the English Language. The arbitrators shall determine which party, or the extent to which each party, shall bear the costs and expenses of such arbitration. The place of arbitration shall be Paris, France. However, arbitration may only be requested for by any party following a period of thirty (30) days after the Dispute Resolution Procedure pursuant to Art. 8.8 has failed. Within this period of thirty (30) days any party may file a request for Conciliation to the Secretariat of the International Court of Arbitration of the International Chamber of Commerce to provide the possibility of settling such dispute in a Conciliation under the rules of conciliation of the International Chamber of Commerce. The other party is not obliged to accept such conciliation. The outcome of the Conciliation is not binding for any party and does not exclude any party from entering into an arbitration.

8.10. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

8.11. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the Effective Date.

Montvale, New Jersey
Date:  June 7, 2001
Memory Pharmaceuticals Corporation

/s/ Joanne M. Leonard
------------------------------------------               ----------------------
Joanne M. Leonard
Chief Financial Officer

Leverkusen, Germany
Date:  June 13, 2001
Bayer AG

/s/ Dr. Brocks                                           /s/ Dr. Kohler
------------------------------------------               ----------------------
Dr. Brocks                                               Dr. Kohler
(International Cooperations and Licensing)               (Patents and Licensing)


                     [*] CONFIDENTIAL TREATMENT IS REQUESTED